Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-168972) and Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662, No. 333-138814, No. 333-151077 and No. 333-176315) of OraSure Technologies, Inc. of our reports dated March 14, 2012, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of OraSure Technologies, Inc. Our report on the effectiveness of internal control over financial reporting as of December 31, 2011 contains an explanatory paragraph that states that OraSure Technologies, Inc. acquired DNA Genotek Inc. during 2011 and management excluded from its assessment of the effectiveness of OraSure Technologies, Inc.’s internal control over financial reporting as of December 31, 2011, the DNA Genotek Inc. internal control over financial reporting associated with assets and revenues of $56,534,999 (44.2% of assets, of which $51,059,969 represents goodwill and intangibles) and $6,215,929 (7.6% of revenues), respectively, included in the consolidated financial statements of OraSure Technologies, Inc. as of and for the year ended December 31, 2011. Our audit over internal control over financial reporting of OraSure Technologies, Inc. also excluded an evaluation of internal control over financial reporting of those assets and revenues of DNA Genotek Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 14, 2012